Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of UDR, Inc., for the registration of 1,802,239 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2012, except for Notes 3, 4 and 11 as to which the date is May 2, 2012, with respect to the consolidated financial statements and schedule of United Dominion Realty, L.P., included in UDR, Inc’s Current Report (Form 8-K) dated May 2, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

August 23, 2012